EXHIBIT 99.1
FOR IMMEDIATE RELEASE
April 21, 2010

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Maureen Brown	(614) 480-5512
HUNTINGTON BANCSHARES RETURNS TO PROFITABILITY
REPORTS FIRST QUARTER NET INCOME OF $39.7 MILLION, OR $0.01 PER
COMMON SHARE
INCLUDES $38.2 MILLION NET TAX BENEFIT
FIFTH CONSECUTIVE QUARTERLY IMPROVEMENT IN PRE-TAX,
PRE-PROVISION EARNINGS TO $251.8 MILLION
CONTINUED IMPROVEMENT IN CREDIT QUALITY
ANTICIPATES FULL YEAR PROFIT FOR 2010
COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2010 first quarter net income of $39.7 million, or $0.01 per common share, including a $38.2 million net tax benefit. This compared with a net loss of $369.7 million, or $0.56 per common share, in the 2009 fourth quarter and a net loss of $2,433.2 million, or $6.79 per common share, in the year-ago quarter. Comparisons between quarters were impacted by several significant items (see Significant Items Influencing Earnings Performance Comparisons below for details).
“First quarter results represented a very significant step forward for Huntington. Last October, we said it was important that Huntington return to profitability as soon as possible,” said Stephen D. Steinour, chairman, president, and chief executive officer. “We are very pleased to have reached this goal a year faster than the analyst consensus anticipated. These results reflected the cumulative hard work and combined dedication of colleagues throughout the company over the last year to position the company for better long-term performance.”
“Our balance sheet and liquidity positions are strong”, he continued. We are delivering earnings momentum. Credit trends continue to improve. Capital levels are solid. We expect to report a profit for full year 2010.”
Cash and investment securities at March 31 were $10.3 billion, up 43% from a year ago. Period-end loans and leases represented 92% of deposits, significantly improved from 101% at the end of March last year. During the quarter, average total core deposits grew at a 5% annualized rate and were 13% higher than in the year-ago quarter.
“Our five consecutive quarters of growth in pre-tax, pre-provision earnings is a significant achievement during this period of great challenges,” said Steinour.

Pre-tax, pre-provision earnings in the 2010 first quarter were $251.8 million, up 4% from $242.1 million in the 2009 fourth quarter, and 12% higher than in the year-ago quarter. This quarter’s improvement was primarily driven by higher net interest income, as the net interest margin increased to 3.47% from 3.19% in the prior quarter.
Average total loans and leases declined slightly as decreases in commercial loans, primarily commercial real estate, were only partially offset by an increase in average total consumer loans.
“This quarter showed continued improvement in credit quality trends and confirms our expectation that 2009 would represent the high water mark for credit-related problems,” he continued. “Going forward, we anticipate we will continue to see improvement in the level of the provision for credit losses and net charge-offs.”
Net charge-offs in the first quarter were $238.5 million, or an annualized 2.58%, of average total loans and leases. This was down 46% from $444.7 million, or an annualized 4.80%, in the 2009 fourth quarter. Total nonperforming assets at March 31, 2010 were $1,918.4 million, down 7% from $2,058.1 million at December 31, 2009. The primary driver for the decrease was a 52% decline in new nonperforming assets. There was also a 7% decline in commercial “criticized” loans, the first decrease in well over a year.
With a $235.0 million provision for credit losses only slightly less than net charge-offs, the period end allowance for credit losses represented 4.14% of total loans and leases, basically unchanged from 4.16% at the end of last year. The period-end allowance for credit losses as a percent of period-end nonaccrual loans increased to 87% from 80%, reflecting the decline in nonperforming assets and an allowance for credit losses that was little changed.
“Maintaining a solid capital base is important to the stability of the company,” said Steinour.
The tangible common equity to tangible asset ratio improved to 5.96% from 5.92% at the end of last year. Tier 1 and Total regulatory risk-based capital ratios at March 31, 2010 were 11.94% and 14.24%, respectively, down slightly from the end of last year, but $2.5 billion and $1.8 billion, respectively, above the regulatory “well capitalized” thresholds.
“Returning to profitability quickly is a very significant achievement. Reporting a profit for full year 2010 will positively differentiate our performance from that of some other regional banks. Yet, we are mindful there is much left for us to accomplish. Our performance is not yet at the level where we can fulfill our commitment to fully reward our shareholders. Driven with focus and a sense of urgency, we will get stronger every day,” Steinour concluded.
FIRST QUARTER PERFORMANCE DISCUSSION
PERFORMANCE OVERVIEW COMPARED WITH 2009 FOURTH QUARTER
•	Net income of $39.7 million, or $0.01 per common share, compared with a net loss of $369.7 million, or $0.56 per common share.
•	Current quarter includes a net tax benefit of $38.2 million, or $0.05 per common share.
•	Pre-tax, pre-provision income of $251.8 million, up $9.8 million, or 4%, reflecting a $19.6 million, or 5%, linked-quarter increase in fully-taxable equivalent net interest income.
•	5% annualized growth in average total core deposits.
•	3.47% fully-taxable equivalent net interest margin, up from 3.19%.

•	Continued improvement in credit quality trends.
•	7% decline in total nonperforming assets to $1,918.4 million from $2,058.1 million, including a 52% decline in new nonperforming assets.
•	46% decline in net charge-offs to $238.5 million, or an annualized 2.58% of average total loans and leases, from $444.7 million, or an annualized 4.80%.
•	$235.0 million loan loss provision expense, down from $894.0 million.
•	4.14% period-end allowance for credit losses to total loans and leases, compared with 4.16%.
•	87% allowance for credit losses to nonaccrual loans coverage ratio, up from 80%.
•	Solid capital
•	11.94% and 14.24% regulatory Tier 1 and Total capital ratios, down from 12.03% and 14.41%, respectively, and $2.5 billion and $1.8 billion, respectively, above the “well capitalized” thresholds.
•	5.96% tangible common equity ratio, up from 5.92%.
Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion).
Specific significant items impacting 2010 first quarter performance included (see Table 1 below):
•	$38.2 million after-tax net tax benefit recognized ($0.05 per common share), primarily reflecting the increase in the net deferred tax asset relating to the assets acquired from Franklin in 2009.
Table 1 — Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact (1)
(in millions, except per share)	Pre-tax		EPS (2)
March 31, 2010 — GAAP income	$39.7	(2)	$0.01
• Net tax benefit recognized	38.2	(2)	0.05

December 31, 2009 — GAAP loss	$(369.7	)(2)	$(0.56)
• Net gain on the early extinguishment of debt	73.6		0.07
• Deferred tax valuation allowance benefit	11.3	(2)	0.02

March 31, 2009 — GAAP loss	$(2,433.2	)(2)	$(6.79)
• Goodwill impairment	(2,602.7)		(7.09)
• Franklin relationship restructuring	159.9	(2)	0.44
• Preferred stock conversion deemed dividend	NA		(0.08)

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis

NA-	Not applicable

Pre-Tax, Pre-Provision Income Trends
One performance metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude provision expense and certain Significant Items. (See Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion).
Table 2 shows pre-tax, pre-provision income was $251.8 million in the 2010 first quarter, up 4% from the prior quarter.
Table 2 — Pre-Tax, Pre-Provision Income (1)

	2010	2009
	First	Fourth	Third	Second	First
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Income (Loss) Before Income Taxes	$1.6	$(598.0)	$(257.4)	$(137.8)	$(2,685.0)
Add: Provision for credit losses	235.0	894.0	475.1	413.7	291.8
Less: Securities (losses) gains	(0.0)	(2.6)	(2.4)	(7.3)	2.1
Add: Amortization of intangibles	15.1	17.1	17.0	17.1	17.1
Less: Significant items (1)
Gain on early extinguishment of debt (2)	—	73.6	—	67.4	—
Goodwill impairment	—	—	—	(4.2)	(2,602.7)
Gain related to Visa® stock	—	—	—	31.4	—
FDIC special assessment	—	—	—	(23.6)	—

Pre-Tax, Pre-Provision Income (1)	$251.8	$242.1	$237.1	$229.3	$224.6

Linked-quarter change — amount	$9.8	$4.9	$7.8	$4.7	$29.5
Linked-quarter change — percent	4.0%	2.1%	3.4%	2.1%	15.1%

(1)	See Basis of Presentation for definition

(2)	Only includes transactions deemed significant
As discussed in the sections that follow, the improvement from the 2009 fourth quarter primarily reflected higher net interest income.
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2010 First Quarter versus 2009 Fourth Quarter
Compared with the 2009 fourth quarter, fully-taxable equivalent net interest income increased $19.6 million, or 5%. This reflected an increase in the net interest margin to 3.47% from 3.19%, as average earnings assets declined $0.6 billion, or 1%. The decrease in average earning assets primarily reflected a $0.4 billion, or 4%, decrease in average investment securities, as average total loans and leases were down only $0.1 billion, or less than 1%.
The net interest margin increase reflected a combination of factors including better pricing on both deposits and loans. It also reflected the benefits of asset and liability management strategies to reduce the asset sensitivity of the balance sheet over the next year while maintaining the flexibility to be prepared for a rising rate environment.

Table 3 details the decrease in average total loans and leases.
Table 3 — Loans and Leases — 1Q10 vs. 4Q09

	First	Fourth
	Quarter	Quarter	Change
(in billions)	2010	2009	Amount	%
Average Loans and Leases
Commercial and industrial	$12.3	$12.6	$(0.3)	(2)%
Commercial real estate	7.7	8.5	(0.8)	(9)

Total commercial	20.0	21.0	(1.0)	(5)

Automobile loans and leases	4.3	3.3	0.9	28
Home equity	7.5	7.6	(0.0)	(0)
Residential mortgage	4.5	4.4	0.1	1
Other consumer	0.7	0.8	(0.0)	(4)

Total consumer	17.0	16.1	0.9	6

Total loans and leases	$37.0	$37.1	$(0.1)	(0)%

Average total loans and leases declined $0.1 billion, reflecting a $1.0 billion, or 5% decline in total commercial loans, partially offset by a $0.9 billion, or 6%, increase in average total consumer loans.
Average commercial and industrial (C&I) loans were $0.3 billion, or 2%, lower in the quarter, reflecting a reclassification of $0.3 billion of variable rate demand notes to municipal securities. Underlying growth was more than offset by a combination of continued lower line-of-credit utilization and pay-downs on term debt. It is clear that the economic environment has caused many customers to actively reduce their leverage position. Our line-of-credit utilization percentage was 42%, consistent with that of the prior quarter. Yet, we continue to be pleased with the level of new business opportunities we are seeing as our pipeline continues to expand.
Average commercial real estate loans (CRE) declined $0.8 billion, or 9%, primarily resulting from the pay-down and charge-off activity in the quarter. While charge-offs remain a significant contributor to the decline in balances, we also continued to see substantial net pay-downs totaling $135 million for the quarter. The pay-down activity was a result of our portfolio management and loan workout strategies, and some very early stage improvements in the markets.
Average total consumer loans increased $0.9 billion, or 6%, reflecting a $0.9 billion, or 28%, increase in average automobile loans and leases, of which $0.8 billion was the result of adopting ASC 810 — Consolidation. At the end of first quarter of 2009, we transferred $1.0 billion of automobile loans to a trust in a securitization transaction as part of a funding strategy. Upon adoption of the new accounting standard, the trust was consolidated as of January 1, 2010 and at March 31, 2010, the loans had a remaining balance of $0.7 billion. Average residential mortgages increased $0.1 billion, or 1%. Average home equity loans were essentially unchanged from the prior quarter.
The $0.4 billion, or 4%, decrease in average total investment securities reflected normal maturities.
Our March 31, 2010 liquidity position remained strong as we had $10.3 billion of cash and investment securities, up 43% from a year ago, and our loan-to-deposit ratio was 92%, up from 91% at December 31, 2009. The slight increase in the loan-to-deposit ratio from last year end reflected the impact of bringing the automobile loan securitization back on the balance sheet.

Table 4 details changes within the various deposit categories as average total deposits were unchanged.
Table 4 — Deposits — 1Q10 vs. 4Q09

	First	Fourth
	Quarter	Quarter	Change
(in billions)	2010	2009	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.6	$6.5	$0.2	2%
Demand deposits — interest bearing	5.7	5.5	0.2	4
Money market deposits	10.3	9.3	1.1	12
Savings and other domestic deposits	4.6	4.7	(0.1)	(2)
Core certificates of deposit	10.0	10.9	(0.9)	(8)

Total core deposits	37.3	36.8	0.5	1
Other domestic deposits of $250,000 or more	0.7	0.7	0.0	5
Brokered deposits and negotiable CDs	1.8	2.4	(0.5)	(22)
Other deposits	0.4	0.4	(0.0)	(3)

Total deposits	$40.2	$40.2	$0.0	0%

Average total deposits were unchanged from the prior quarter reflecting:
•	$0.5 billion, or 1%, growth in average total core deposits. The primary drivers of this change were 12% growth in average money market deposits, 4% growth in interest bearing demand deposits, and 2% increase in noninterest bearing demand deposits. These increases were partially offset by a $0.9 billion, or 8%, decline in average core certificates of deposit, reflecting our focus on growing money market and transaction accounts. Average savings and other domestic deposits declined $0.1 billion, or 2%.
Partially offset by:
•	$0.5 billion, or 22%, decline in brokered deposits and negotiable CDs, reflecting the intentional reduction in noncore funding sources given the growth in core deposits.
2010 First Quarter versus 2009 First Quarter
Fully-taxable equivalent net interest income increased $55.1 million, or 16%, from the year-ago quarter. This reflected the favorable impact of the significant increase in the net interest margin to 3.47% from 2.97% as average total earnings assets declined $0.3 billion, or less than 1%. Though average total earnings assets were little changed from the year-ago quarter, this reflected a $4.0 billion, or 91%, increase in average total investment securities, mostly offset by a $3.9 billion, or 10%, decline in average total loans and leases.
Table 5 details the $3.9 billion, or 10%, decrease in average total loans and leases.
Table 5 — Loans and Leases — 1Q10 vs. 1Q09

	First Quarter		Change
(in billions)	2010	2009	Amount	%
Average Loans and Leases
Commercial and industrial	$12.3	$13.5	$(1.2)	(9)%
Commercial real estate	7.7	10.1	(2.4)	(24)

Total commercial	20.0	23.7	(3.7)	(15)

Automobile loans and leases	4.3	4.4	(0.1)	(2)
Home equity	7.5	7.6	(0.0)	(1)
Residential mortgage	4.5	4.6	(0.1)	(3)
Other consumer	0.7	0.7	0.1	8

Total consumer	17.0	17.2	(0.2)	(1)

Total loans and leases	$37.0	$40.9	$(3.9)	(10)%

The decrease in average total loans and leases reflected:
•	$3.7 billion, or 15%, decrease in average total commercial loans. The $1.2 billion, or 9%, decline in average C&I loans reflected a general decrease in borrowing as reflected in a decline in line-of-credit utilization, including significant reductions in our automobile dealer floorplan exposure, charge-off activity, the 2009 first quarter Franklin restructuring, and the reclassification in the current quarter of variable rate demand notes to municipal securities. These negatives were partially offset by the impact of the reclassifications in 2009 of certain CRE loans, primarily representing owner occupied properties, to C&I loans. The $2.4 billion, or 24%, decrease in average CRE loans reflected our ongoing commitment to de-risk the balance sheet. We are executing on a number of plans, which have resulted in portfolio reductions through payoffs and pay-downs, as well as the impact of charge-offs.
•	$0.2 billion, or 1%, decrease in average total consumer loans. This decrease primarily reflected a $0.3 billion decline in average automobile leases due to the continued run-off of that portfolio, partially offset by a $0.2 billion increase in average automobile loans. The increase in average automobile loans reflected a 70% increase in loan originations from the year-ago quarter. The decline in average residential mortgages reflected the impact of loan sales, as well as the continued refinance of portfolio loans and the related increased sale of fixed-rate originations, partially offset by additions related to the 2009 first quarter Franklin restructuring. Average home equity loans were little changed as lower origination volume was offset by slower runoff experience and slightly higher line utilization. Increased line usage continued to be associated with higher quality customers taking advantage of the low interest rate environment.
The $4.0 billion, or 91%, increase in average total investment securities reflected the deployment of the cash from core deposit growth and loan runoff over this period, as well as the proceeds from 2009 capital actions (See Capital for a full discussion).
Table 6 details the $2.0 billion, or 5%, increase in average total deposits.
Table 6 — Deposits — 1Q10 vs. 1Q09

	First Quarter		Change
(in billions)	2010	2009	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.6	$5.5	$1.1	20%
Demand deposits — interest bearing	5.7	4.1	1.6	40
Money market deposits	10.3	5.6	4.7	85
Savings and other domestic deposits	4.6	5.0	(0.4)	(8)
Core certificates of deposit	10.0	12.8	(2.8)	(22)

Total core deposits	37.3	33.0	4.2	13
Other domestic deposits of $250,000 or more	0.7	1.1	(0.4)	(35)
Brokered deposits and negotiable CDs	1.8	3.4	(1.6)	(47)
Other deposits	0.4	0.6	(0.2)	(35)

Total deposits	$40.2	$38.2	$2.0	5%

The increase in average total deposits from the year-ago quarter reflected:
•	$4.2 billion, or 13%, growth in average total core deposits. The primary drivers of this change were 85% growth in average money market deposits, 40% growth in average interest bearing demand deposits, and 20% growth in average noninterest bearing demand deposits. These increases were partially offset by a $2.8 billion, or 22%, decline in average core certificates of deposit and a $0.4 billion, or 8%, decline in average savings and other domestic deposits.

Partially offset by:
•	A $1.6 billion, or 47%, decline in brokered deposits and negotiable CDs and a $0.4 billion, or 35%, decrease in average other domestic deposits over $250,000, primarily reflecting the reduction of noncore funding sources.
Provision for Credit Losses
The provision for credit losses in the 2010 first quarter was $235.0 million, down $659.0 million, or 74%, from the prior quarter and down $56.8 million, or 19%, from the year-ago quarter. The current quarter’s provision for credit losses essentially matched the $238.5 million of net charge-offs (see Credit Quality discussion).
Noninterest Income
2010 First Quarter versus 2009 Fourth Quarter
Noninterest income decreased $3.7 million, or 2%, from the 2009 fourth quarter.
Table 7 — Noninterest Income — 1Q10 vs. 4Q09

	First	Fourth
	Quarter	Quarter	Change
(in millions)	2010	2009	Amount	%
Noninterest Income
Service charges on deposit accounts	$69.3	$76.8	$(7.4)	(10)%
Brokerage and insurance income	35.8	32.2	3.6	11
Mortgage banking income	25.0	24.6	0.4	2
Trust services	27.8	27.3	0.5	2
Electronic banking income	25.1	25.2	(0.0)	(0)
Bank owned life insurance income	16.5	14.1	2.4	17
Automobile operating lease income	12.3	12.7	(0.4)	(3)
Securities losses	(0.0)	(2.6)	2.6	99
Other income	29.1	34.4	(5.4)	(16)

Total noninterest income	$240.9	$244.5	$(3.7)	(2)%

The decrease in total noninterest income reflected:
•	$7.4 million, or 10%, decline in service charges on deposit accounts, reflecting seasonally lower personal service charges, mostly NSF/OD-related.
•	$5.4 million, or 16%, decline in other income, as the prior quarter included a benefit from the change in fair value of our derivatives that did not qualify for hedge accounting.
Partially offset by:
•	$3.6 million, or 11%, increase in brokerage and insurance income, including a 17% increase in insurance income, reflecting improved sales and seasonal factors.
•	$2.6 million improvement in securities losses as the prior quarter reflected $2.6 million in securities losses.
•	$2.4 million, or 17%, increase in bank owned life insurance income, reflecting $2.1 million in realized policy benefits.

2010 First Quarter versus 2009 First Quarter
Noninterest income increased $1.8 million, or 1%, from the year-ago quarter.
Table 8 — Noninterest Income — 1Q10 vs. 1Q09

	First Quarter		Change
(in millions)	2010	2009	Amount	%
Noninterest Income
Service charges on deposit accounts	$69.3	$69.9	$(0.5)	(1)%
Brokerage and insurance income	35.8	39.9	(4.2)	(10)
Mortgage banking income (loss)	25.0	35.4	(10.4)	(29)
Trust services	27.8	24.8	3.0	12
Electronic banking income	25.1	22.5	2.7	12
Bank owned life insurance income	16.5	12.9	3.6	28
Automobile operating lease income	12.3	13.2	(0.9)	(7)
Securities losses	(0.0)	2.1	(2.1)	NM
Other income	29.1	18.4	10.7	58

Total noninterest income	$240.9	$239.1	$1.8	1%

The increase in total noninterest income reflected:
•	$10.7 million, or 58%, increase in other income, as the year-ago quarter included a $5.9 million automobile loan securitization loss. The improvement also reflected growth in standby letter of credit fees and trading income.
•	$3.6 million, or 28%, increase in bank owned life insurance income, reflecting $2.6 million in realized policy benefits.
•	$3.0 million, or 12%, increase in trust services income, reflecting the positive impact of higher asset market values, as well as increased activity.
•	$2.7 million, or 12%, increase in electronic banking income.
Partially offset by:
•	$10.4 million, or 29%, decline in mortgage banking income, reflecting a $16.4 million, or 55%, decline in origination and secondary marketing income as originations in the current quarter were down 44% from the year-ago quarter, partially offset by a net benefit from MSR valuation and hedging activity.
•	$4.2 million, or 10%, decline in brokerage and insurance income, reflecting a $1.4 million, or 8%, decline in investment product income, primarily due to a 21% decline in annuity sales volume, as well as a $2.8 million, or 13%, decline in insurance income, primarily due to lower contingent fees.
•	$2.1 million of securities gains in the year-ago quarter.
Noninterest Expense
2010 First Quarter versus 2009 Fourth Quarter
Noninterest expense increased $75.5 million, or 23%, from the 2009 fourth quarter.

Table 9 — Noninterest Expense — 1Q10 vs. 4Q09

	First	Fourth
	Quarter	Quarter	Change
(in millions)	2010	2009	Amount	%
Noninterest Expense
Personnel costs	$183.6	$180.7	$3.0	2%
Outside data processing and other services	39.1	36.8	2.3	6
Deposit and other insurance expense	24.8	24.4	0.3	1
Net occupancy	29.1	26.3	2.8	11
OREO and foreclosure expense	11.5	18.5	(7.0)	(38)
Equipment	20.6	20.5	0.2	1
Professional services	22.7	25.1	(2.4)	(10)
Amortization of intangibles	15.1	17.1	(1.9)	(11)
Automobile operating lease expense	10.1	10.4	(0.4)	(4)
Marketing	11.2	9.1	2.1	23
Telecommunications	6.2	6.1	0.1	1
Printing and supplies	3.7	3.8	(0.1)	(4)
Gain on early extinguishment of debt (1)	—	(73.6)	73.6	NM
Other expense	20.5	17.4	3.0	17

Total noninterest expense	$398.1	$322.6	$75.5	23%

(1) The 2009 fourth quarter gain related to the purchase of certain subordinated bank notes.

(in thousands)
Number of employees (full-time equivalent)	10.7	10.3	0.4	4%
The increase in noninterest expense reflected:
•	$73.6 million gain on the early extinguishment of debt that lowered the prior quarter’s net interest expense.
•	$3.0 million, or 17%, increase in other expenses, primarily reflecting higher franchise and other taxes.
•	$3.0 million, or 2%, increase in personnel costs, reflecting higher salaries due to a 4% increase in full-time equivalent staff as well as a seasonal increase in FICA-related benefits expense, partially offset by lower commission expense.
•	$2.8 million, or 11%, increase in net occupancy expense, primarily reflecting higher seasonal snow removal expense.
•	$2.3 million, or 6%, increase in outside data processing and other services expense, primarily reflecting an increase in outside computer expenses.
•	$2.1 million, or 23%, increase in marketing expense, reflecting an increase in product advertising activities.
Partially offset by:
•	$7.0 million, or 38%, decrease in OREO and foreclosure expense.
•	$2.4 million, or 10%, decrease in professional services, reflecting lower commercial loan collection-related expenses.
2010 First Quarter versus 2009 First Quarter
Noninterest expense decreased $2,571.7 million, or 87%, from the year-ago quarter.

Table 10 — Noninterest Expense — 1Q10 vs. 1Q09

	First Quarter		Change
(in millions)	2010	2009	Amount	%
Noninterest Expense
Personnel costs	$183.6	$175.9	$7.7	4%
Outside data processing and other services	39.1	33.0	6.1	18
Deposit and other insurance expense	24.8	17.4	7.3	42
Net occupancy	29.1	29.2	(0.1)	(0)
OREO and foreclosure expense	11.5	9.9	1.6	17
Equipment	20.6	20.4	0.2	1
Professional services	22.7	16.5	6.2	38
Amortization of intangibles	15.1	17.1	(2.0)	(12)
Automobile operating lease expense	10.1	10.9	(0.9)	(8)
Marketing	11.2	8.2	2.9	36
Telecommunications	6.2	5.9	0.3	5
Printing and supplies	3.7	3.6	0.1	3
Goodwill impairment	—	2,602.7	(2,602.7)	NM
Gain on early extinguishment of debt	—	(0.7)	0.7	NM
Other expense	20.5	19.7	0.7	4

Total noninterest expense	$398.1	$2,969.8	$(2,571.7)	(87)%

(in thousands)

Number of employees (full-time equivalent)	10.7	10.5	0.1	1%
The decrease reflected:
•	$2,602.7 million of goodwill impairment in the year-ago quarter.
•	$2.0 million, or 12%, decline in amortization of intangibles.
Partially offset by:
•	$7.7 million, or 4%, increase in personnel costs, reflecting a 1% increase in full-time equivalent staff, which contributed to higher salaries and sales commission expense in the current period, as well as lower benefits expense in the year-ago period.
•	$7.3 million, or 42%, increase in deposit and other insurance expense primarily due to higher FDIC insurance costs as premiums rates increased and the level of deposits grew.
•	$6.2 million, or 38%, increase in professional services, reflecting higher commercial loan collection-related expenses, as well as an increase in consulting expenses.
•	$2.9 million, or 36%, increase in marketing expense, reflecting an increase in product advertising activities.
Income Taxes
The provision for income taxes in the 2010 first quarter was a benefit of $38.1 million. This amount included the increase in the net deferred tax asset relating to the assets acquired from Franklin in 2009 offset by a decrease in net deferred tax assets resulting from certain provisions of the Health Care and Education Reconciliation Act of 2010 relating to post retirement prescription drug coverage. At March 31, 2010, we had a net deferred tax asset of $557.2 million. Based on our level of our forecast of future taxable income, there was no impairment of the deferred tax asset at March 31, 2010.

Credit Quality Performance Discussion
Credit quality performance in the 2010 first quarter continued to improve. Net charge-offs declined 46% from the prior quarter and represented the lowest level since the third quarter of 2008. Nonperforming assets (NPAs) decreased 7% during the quarter. Contributing to this was a 52% decline in new nonperforming assets to $237.9 million, also the lowest level since the third quarter of 2008. The economic environment remains challenging, which is why we felt it prudent to maintain our period end allowance at 4.14% of total loans and leases, essentially unchanged from the end of the prior quarter.
Net Charge-Offs (NCOs)
Table 11 — Net Charge-offs

	2010	2009
	First	Fourth	Third	Second	First
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial (1) (2) (3)	$75.4	$109.8	$68.8	$98.3	$210.6
Commercial real estate	85.3	258.1	169.2	172.6	82.8

Total commercial	160.7	367.9	238.1	270.9	293.4

Automobile loans and leases	8.5	12.9	10.7	14.6	18.1
Home equity	37.9	35.8	28.0	24.7	17.7
Residential mortgage (4)	24.3	17.8	69.0	17.2	6.3
Other consumer	7.0	10.3	10.1	7.0	6.0

Total consumer	77.7	76.8	117.9	63.5	48.1

Total net charge-offs	$238.5	$444.7	$355.9	$334.4	$341.5

Net Charge-offs — annualized percentages
Commercial and industrial (1) (2) (3)	2.45%	3.49%	2.13%	2.91%	6.22%
Commercial real estate	4.44	12.21	7.62	7.51	3.27

Total commercial	3.22	7.00	4.37	4.77	4.96

Automobile loans and leases	0.80	1.55	1.33	1.78	1.66
Home equity	2.01	1.89	1.48	1.29	0.93
Residential mortgage (4)	2.17	1.61	6.15	1.47	0.55
Other consumer	3.87	5.47	5.36	4.03	3.59

Total consumer	1.83	1.91	2.94	1.56	1.12

Total net charge-offs	2.58%	4.80%	3.76%	3.43%	3.34%

(1)	The 2009 third quarter included net recoveries totaling $4.1 million associated with the Franklin restructuring.

(2)	The 2009 second quarter included net recoveries totaling $9.9 million associated with the Franklin restructuring.

(3)	The 2009 first quarter included net charge-offs totaling $128.3 million associated with the Franklin restructuring.

(4)	Effective with the 2009 third quarter, a change to accelerate the timing for when a partial charge-off is recognized was made. This change resulted in $32.0 million of charge-offs in the 2009 third quarter.

Total net charge-offs for the 2010 first quarter were $238.5 million, or an annualized 2.58% of average total loans and leases. This was down $206.3 million, or 46%, from $444.7 million, or an annualized 4.80%, in the 2009 fourth quarter. This improvement from the prior quarter reflected a $207.2 million, or 56%, decline in total commercial net charge-offs, partially offset by a $0.9 million, or 1%, increase in total consumer net charge-offs.
Total C&I net charge-offs for the 2010 first quarter were $75.4 million, or an annualized 2.45%, down 31% from $109.8 million, or an annualized 3.49% of related loans, in the 2009 fourth quarter. First quarter results were positively affected by a reduced level of large dollar charge-offs. In the prior quarter, $39.5 million of charge-offs were associated with the activity on five relationships. In the current quarter there was only one loss in excess of $5 million. There continues to be improvement in delinquencies, with a 25% reduction in early stage delinquencies from the prior quarter, the first quarterly decline since 2008. While there continues to be concern regarding the impact of the economic conditions on our commercial customers, the lower inflow of new nonaccruals, the reduction in criticized loans, and the significant decline in early stage delinquencies supports our outlook for improved credit quality performance in 2010.
Current quarter CRE net charge-offs were $85.3 million, or an annualized 4.44%, down 67% from $258.1 million, or an annualized 12.21% in the prior quarter. As with C&I loans, a decrease in the number of losses in excess of $5 million was the primary driver of the lower level of charge-offs compared with the prior quarter. Retail projects and single family homebuilders continued to represent a significant portion, or 52%, of the losses. The improvement was evident across all of our regions. Based on the portfolio management processes, including charge-off activity over the past two and one half years, the credit issues in the single family homebuilder portfolio have been substantially addressed. The retail property portfolio remains more susceptible to the ongoing market disruption, but we also believe that the combination of prior charge-offs and existing reserve balances positions us well to make effective credit decisions in the future. We continued our ongoing portfolio management efforts during the quarter, including obtaining updated appraisals on properties and assessing a project status within the context of market environment expectations.
Total consumer net charge-offs in the current quarter were $77.7 million, or an annualized 1.83%, up only 1% from $76.8 million in the fourth quarter. The decline in the annualized net charge-off rate to 1.83% from 1.91% reflected an increase in average consumer loans during the 2010 first quarter.
Residential mortgage net charge-offs were $24.3 million, or an annualized 2.17% of related average balances, up $6.5 million, or 37%, from the 2009 fourth quarter. The increase from the prior quarter represents a return to a more consistent level after the impact of the 2009 third quarter nonaccrual loan sale on 2009 fourth quarter performance. The third quarter sale had the effect of pulling some fourth quarter losses into the third quarter. We continued to see positive trends in early-stage delinquencies, although there continues to be valuation pressure.
Home equity net charge-offs in the 2010 first quarter were $37.9 million, or an annualized 2.01%. This was up $2.1 million, or 6%, from $35.8 million, or an annualized 1.89%, in the prior quarter. While net charge-offs were higher than prior quarters, there continued to be a declining trend in the early-stage delinquency level in the home equity line of credit portfolio, supporting our longer-term positive view for home equity portfolio performance. The performance continues to be impacted by borrowers defaulting with no available equity. We continue to focus on loss mitigation activity and short sales, as we continue to believe that our more proactive loss mitigation strategies are in the best interest of both the company and our customers. While there has been a clear increase in the losses over the course of 2009, given the market conditions, performance remained within expectations.
Automobile loan and lease net charge-offs were $8.5 million, or an annualized 0.80%, down from $12.9 million, or an annualized 1.55%, in the prior quarter. The decline in the annualized net charge-off percentage reflected in part the increase in average automobile balances resulting from the previously discussed consolidation of the automobile securitization trust effective January 1, 2010. Underlying performance of this portfolio on both an absolute and relative basis continued to be consistent with our views regarding the quality of the portfolio. We remain pleased that the level of delinquencies declined again this past quarter, further supporting our view of improved performance going forward.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
Table 12 — Nonaccrual Loans and Nonperforming Assets

	2010	2009
(in thousands)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Nonaccrual loans and leases (NALs):
Commercial and industrial	$511.6	$578.4	$612.7	$456.7	$398.3
Commercial real estate	826.8	935.8	1,133.7	850.8	629.9
Residential mortgage	373.0	362.6	390.5	475.5	487.0
Home equity	54.8	40.1	44.2	35.3	38.0

Total nonaccrual loans and leases (NALs)	1,766.1	1,917.0	2,181.1	1,818.4	1,553.1
Other real estate, net:
Residential	68.3	71.4	81.8	108.0	143.9
Commercial	84.0	68.7	60.8	65.0	66.9

Total other real estate, net	152.3	140.1	142.6	172.9	210.8
Impaired loans held for sale	—	1.0	20.4	11.3	11.9

Total nonperforming assets (NPAs)	$1,918.4	$2,058.1	$2,344.0	$2,002.6	$1,775.7

NAL ratio (1)	4.78%	5.21%	5.85%	4.72%	3.93%
NPA ratio (2)	5.17	5.57	6.26	5.18	4.46

(1)	Total NALs as a % of total loans and leases

(2)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate
Total nonaccrual loans and leases (NALs) were $1,766.1 million at March 31, 2010 and represented 4.78% of total loans and leases. This was down $150.9 million, or 8%, from $1,917.0 million, or 5.21% of total loans and leases, at December 31, 2009. The decline from the prior quarter primarily reflected decreases in CRE and C&I NALs, partially offset by an increase in residential mortgage-related NALs.
CRE NALs decreased $109.0 million, or 12%, from the end of last year. The decrease was a function of both charge-off activity, as well as problem credit resolutions, including pay-offs. The payment category was substantial and is a direct result of our commitment to the ongoing proactive management of these credits by our Special Assets department.
C&I NALs decreased $66.8 million, or 12%, from the end of last year. The decrease was also a function of both charge-off activity, as well as problem credit resolutions, including pay-offs, and was associated with loans throughout our footprint, with no specific geographic concentration. From an industry perspective, improvement in the manufacturing-related segment accounted for a significant portion of the decrease.
Residential mortgage NALs increased $10.3 million, or 3%, reflecting the impact of the more conservative position on the timing of loss recognition and active loss mitigation and restructuring efforts. Our efforts to proactively address existing issues with loss mitigation and loan modification transactions have helped to minimize the inflow of new NALs. All nonaccruing loans in this category have been written down to current value less selling costs.
Home equity NALs increased $14.7 million, or 37%. All home equity nonaccruing loans have been written down to current value less selling costs.
Nonperforming assets (NPAs), which include NALs, were $1,918.4 million at March 31, 2010, and represented 5.17% of related assets. This was down $139.7 million, or 7%, from $2,058.1 million, or 5.57% of related assets at the end of last year.

Table 13 — 90 Days Past Due and Accruing Restructured Loans

	2010	2009
(in thousands)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$113.2	$145.7	$127.8	$146.7	$139.7
Loans guaranteed by the U.S. Government	96.8	101.6	102.9	99.4	88.6

Total loans and leases	$210.0	$247.3	$230.7	$246.1	$228.3

Ratios (1)
Excluding government guaranteed	0.31%	0.40%	0.34%	0.38%	0.35%
Government guaranteed	0.26	0.28	0.28	0.26	0.22
Total loans and leases	0.57	0.68	0.62	0.64	0.58

Accruing restructured loans (ARLs):
Commercial	$117.7	$157.0	$153.0	$268.0	$201.5
Residential mortgages	242.9	219.6	204.5	158.6	108.0
Other	62.1	52.9	42.4	35.7	27.0

Total accruing restructured loans	$422.7	$429.6	$399.9	$462.3	$336.5

(1)	Percent of related loans and leases
The over 90-day delinquent, but still accruing, ratio excluding loans guaranteed by the U.S. Government, was 0.31% at March 31, 2010, down from 0.40% at the end of 2009 fourth quarter, and down 4 basis points from a year-ago. On this same basis, the over 90-day delinquency ratio for total consumer loans was 0.65% at March 31, 2010, down from 0.90% at the end of the prior quarter, and from 0.85% a year ago.
Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
Table 14 — Allowances for Credit Losses (ACL)

	2010	2009
(in millions)	Mar. 31	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
Allowance for loan and lease losses (ALLL)	$1,478.0	$1,482.5	$1,032.0	$917.7	$838.5
Allowance for unfunded loan commitments and letters of credit	49.9	48.9	50.1	47.1	47.0

Allowance for credit losses (ACL)	$1,527.9	$1,531.4	$1,082.1	$964.8	$885.5

ALLL as a % of:
Total loans and leases	4.00%	4.03%	2.77%	2.38%	2.12%
Nonaccrual loans and leases (NALs)	84	77	47	50	54
Nonperforming assets (NPAs)	77	72	44	46	47

ACL as a % of:
Total loans and leases	4.14%	4.16%	2.90%	2.51%	2.24%
Nonaccrual loans and leases (NALs)	87	80	50	53	57
Nonperforming assets (NPAs)	80	74	46	48	50
At March 31, 2010, the ALLL was $1,478.0 million, down slightly from $1,482.5 million at the end of the prior year. Expressed as a percent of period-end loans and leases, the ALLL ratio at March 31, 2010, was 4.00%, down slightly from 4.03% at December 31, 2009. The ALLL as a percent of NALs was 84% at March 31, 2010, up from 77% at December 31, 2009.
At March 31, 2009, the AULC was $49.9 million, up slightly from $48.9 million at the end of the last year.

On a combined basis, the ACL as a percent of total loans and leases at March 31, 2009, was 4.14%, down slightly from 4.16% at December 31, 2009. The ACL as a percent of NALs was 87% at March 31, 2010, up from 80% at December 31, 2009.
The provision for credit losses in the 2010 first quarter of $235.0 million was $3.5 million less than the $238.5 million in net charge-offs.
Capital
Table 15 — Capital Ratios

	2010	2009
(in millions)	Mar. 31	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
Tangible common equity / tangible assets ratio	5.96%	5.92%	6.46%	5.68%	4.65%

Tier 1 common risk-based capital ratio	6.52%	6.69%	7.82%	6.80%	5.63%

Regulatory Tier 1 risk-based capital ratio	11.94%	12.03%	13.04%	11.85%	11.14%
Excess over 6.0% (1)	$2,532	$2,608	$3,108	$2,660	$2,384

Regulatory Total risk-based capital ratio	14.24%	14.41%	16.23%	14.94%	14.26%
Excess over 10.0% (1)	$1,808	$1,907	$2,750	$2,246	$1,976

Total risk-weighted assets	$42,632	$43,248	$44,142	$45,463	$46,383

(1)	“Well-capitalized” regulatory threshold
The tangible common equity to asset ratio at March 31, 2010, was 5.96%, up from 5.92% at the end of the prior quarter. Our Tier 1 common risk-based capital ratio at quarter end was 6.52%, down slightly from 6.69% at the end of the prior quarter.
At March 31, 2010, our regulatory Tier 1 and Total risk-based capital ratios were 11.94% and 14.24%, respectively, down slightly 12.03% and 14.41%, respectively, at December 31, 2009. The decline in our Tier 1 and Total capital ratios from December 31, 2009, was due to an increase in the deferred tax assets disallowed for regulatory capital purposes. Both the Tier 1 and Total risk-based capital ratio declines were partially mitigated by lower risk-weighted assets at March 31, 2010. On an absolute basis, our Tier 1 and Total risk-based capital ratios at December 31, 2009 exceeded the regulatory “well capitalized” thresholds by $2.5 billion and $1.8 billion, respectively. The “well capitalized” level is the highest regulatory capital designation.
2010 OUTLOOK
Commenting on 2010 performance expectation, Steinour noted, “The economy remains a major factor in determining the rate of improvement in our core performance. Our assumption remains that it will be relatively stable for the rest of the year.”
“We expect provision expense and net charge-offs will continue to be meaningfully below 2009 levels and show continued signs of improvement,” he noted. “Our allowance for credit losses is expected to decline on an absolute basis from the March 31 level, as existing reserves are utilized by the inherent losses in the existing loan portfolio. We expect growth in revenue. Loans are expected to be flat-to-up slightly from first quarter levels, reflecting growth in C&I and certain consumer loans, most notably auto-related, offset by declines in commercial real estate loans as we continue to reduce that exposure. The net interest margin is expected to remain relatively stable around 3.50%. We also expect to see continued growth in core deposits. Fee income is expected to be slightly higher from first quarter levels, primarily reflecting growth in asset management and brokerage and insurance revenue, offset by reductions in NSF/OD-related deposit service charges as the changes in the Federal Reserve’s regulations are implemented. Expenses are anticipated to be up slightly from first quarter levels, reflecting investments in growing revenues and the continued roll-out of key strategic initiatives.”

“Taking these together, and consistent with what we have stated previously, we continue to target $275.0 million in pre-tax, pre-provision earnings for the 2010 third quarter,” he concluded.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Wednesday, April 21, 2010, at 11:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; conference ID 65003628. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through April 30, 2010 at (800) 642-1687; conference ID 65003628.
Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) extended disruption of vital infrastructure; and (7) the nature, extent, and timing of governmental actions and reforms. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2009 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, the Quarterly Financial Review supplement to this release, the 2010 first quarter earnings conference call slides, or the Form 8-K filed related to this release, which can be found on Huntington’s website at huntington-ir.com.
Pre-Tax, Pre-Provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;
•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;
•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and
•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.

Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company — e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business — e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2009 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

NM or nm
Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is to discern underlying performance trends, such large percent changes are typically “not meaningful” for such trend analysis purposes.
About Huntington
Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 144 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 1,350 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in the Cayman Islands and another in Hong Kong.
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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2010	2009		Percent Changes vs.
(in thousands, except per share amounts)	First	Fourth	First	4Q09	1Q09
Net interest income	$393,893	$374,064	$337,505	5%	17%
Provision for credit losses	235,008	893,991	291,837	(74)	(19)
Noninterest income	240,852	244,546	239,102	(2)	1
Noninterest expense	398,093	322,596	2,969,769	23	(87)

Income (Loss) before income taxes	1,644	(597,977)	(2,684,999)	N.M.	N.M.
Benefit for income taxes	(38,093)	(228,290)	(251,792)	(83)	(85)

Net Income (Loss)	$39,737	$(369,687)	$(2,433,207)	N.M. %	N.M. %

Dividends on preferred shares	29,357	29,289	58,793	—	(50)

Net income (loss) applicable to common shares	$10,380	$(398,976)	$(2,492,000)	N.M. %	N.M. %

Net income (loss) per common share — diluted	$0.01	$(0.56)	$(6.79)	N.M. %	N.M. %
Cash dividends declared per common share	0.0100	0.0100	0.0100	—	—
Book value per common share at end of period	5.13	5.10	7.80	1	(34)
Tangible book value per common share at end of period	4.26	4.21	6.08	1	(30)

Average common shares — basic	716,320	715,336	366,919	—	95
Average common shares — diluted (2)	718,593	715,336	366,919	—	96

Return on average assets	0.31%	(2.80)%	(18.22)%
Return on average shareholders’ equity	3.0	(25.6)	N.M.
Return on average tangible shareholders’ equity (3)	4.2	(27.9)	18.4
Net interest margin (4)	3.47	3.19	2.97
Efficiency ratio (5)	60.1	49.0	60.5
Effective tax rate (benefit)	N.M.	(38.2)	(9.4)

Average loans and leases	$36,979,996	$37,089,197	$40,865,540	—	(10)
Average loans and leases — linked quarter annualized growth rate	(1.2)%	(8.1)%	(5.5)%
Average earning assets	$46,240,486	$46,847,132	$46,570,567	(1)	(1)
Average total assets	51,702,032	52,458,276	54,153,256	(1)	(5)
Average core deposits (6)	37,271,725	36,771,778	33,037,886	1	13
Average core deposits — linked quarter annualized growth rate (6)	5.4%	16.2%	8.9%
Average shareholders’ equity	$5,363,719	$5,733,898	$7,224,537	(6)	(26)

Total assets at end of period	51,866,798	51,554,665	51,702,125	1	—
Total shareholders’ equity at end of period	5,369,686	5,336,002	4,814,736	1	12

Net charge-offs (NCOs)	238,481	444,747	341,491	(46)	(30)
NCOs as a % of average loans and leases	2.58%	4.80%	3.34%
Nonaccrual loans and leases (NALs)	$1,766,108	$1,916,978	$1,553,094	(8)	14
NAL ratio	4.78%	5.21%	3.93%
Non-performing assets (NPAs)	$1,918,368	$2,058,091	$1,775,743	(7)	8
NPA ratio	5.17%	5.57%	4.46%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	4.00	4.03	2.12
ALLL plus allowance for unfunded loan commitments and letters of credit (ACL) as a % of total loans and leases at the end of period	4.14	4.16	2.24
ACL as a % of NALs	87	80	57
ACL as a % of NPAs	80	74	50
Tier 1 common risk-based capital ratio (7)	6.52	6.69	5.63
Tier 1 risk-based capital ratio (7)	11.94	12.03	11.14
Total risk-based capital ratio (7)	14.24	14.41	14.26
Tier 1 leverage ratio (7)	10.05	10.09	9.67
Tangible equity / assets (8)	9.26	9.24	8.12
Tangible common equity / assets (9)	5.96	5.92	4.65

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)	For all the quarterly periods presented above, the impact of the convertible preferred stock issued in 2008 was excluded from the diluted share calculation because the result would have been higher than basic earnings per common share (anti-dilutive) for the periods.

(3)	Net (loss) income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully-taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($15.1 million in 1Q 2010, $17.1 million in 4Q 2009, and $18.9 million in 1Q 2009) and goodwill impairment divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(7)	March 31, 2010, figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting ASC Topic 715, “Compensation — Retirement Benefits”, from the regulatory capital calculations.

(8)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

(9)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.